 Exhibit B, 29(ii)

Form 4

Business Corporations Act
(Section 29 or 173)

ALBERTA

Corporate Registry                                                                                           ARTICLES OF AMENDMENT

1. NAME OF CORPORATION:                                                                                         2. CORPORATE ACCESS NUMBER

      NATIONAL FUEL EXPLORATION CORP.                                               209541762

3. THE ARTICLES OF THE ABOVE-NAMED CORPORATION ARE AMENDED AS FOLLOWS:

3.            In accordance with Sections 173(1)(d) of the Business Corporations Act (Alberta), item 3, THE CLASSES AND ANY MAXIMUM NUMBER OF SHARES THAT THE CORPORATION IS AUTHORIZED TO ISSUE, of the Articles of the Corporation is hereby amended as follows:

(a)	Pursuant to Section 173(1)(d), by creating an unlimited number of Non-Participating Shares having attached thereto, the rights, privileges, restrictions and conditions as set out in Schedule "A" hereto and replacing the existing Schedule "A" with the attached Schedule "A".

02/10/01	/s/ D. H. Ibach	President

DATE	SIGNATURE	TITLE

Transmitted to Alberta Corporate Registry
on October 31, 2002 by
Gowling Lafleur Henderson LLP, Service Provider
/s/ L.N.
Accredited Person

SCHEDULE "A"

1.             AUTHORIZED CAPITAL

The Classes and any maximum number of shares that the Corporation is authorized to issue:

            An unlimited number of Common Shares;
            An unlimited number of First Preferred Shares; and
            An unlimited number of Non-Participating Shares;

having attached thereto the following rights, privileges, restrictions and conditions:

2.             COMMON SHARES

Subject to the rights of any class of shares expressed to rank prior to them, the Common Shares shall have the following rights, privileges, restrictions and conditions:

(a)	Voting. The holders of Common Shares shall be entitled to one vote per share at all meetings of shareholders of the Corporation, except a meeting at which only holders of a specified class of shares are entitled to vote;

(b)	Dividends. The holders of Common Shares shall be entitled to receive any dividend declared on them by the Board of Directors; and

(c)	Dissolution. The holders of Common Shares shall be entitled to share in the remaining property of the Corporation on the liquidation, dissolution, winding up or other distribution of assets of the Corporation among shareholders for the purpose of winding up its affairs, whether voluntary or involuntary.

3.             FIRST PREFERRED SHARES

Subject to the rights of any class of shares that are expressed to rank prior to them, the First Preferred Shares shall have the following rights, privileges, restrictions and conditions:

(a)	Voting. The holders of First Preferred Shares shall be entitled to one vote per share at all meetings of shareholders of the Corporation, except a meeting at which only holders of a specified class of shares are entitled to vote;

(b)	Fixed Cumulative Dividends. The holders of First Preferred Shares shall have the right to receive, in each year, in preference and priority to all other classes of shares, fixed, cumulative dividends at a rate of 7.7% per annum of the Fixed Amount. Such dividend on any particular share shall accrue from the date of issue of such share. Holders of First Preferred Shares shall not otherwise be entitled to participate in dividends. For greater certainty, the Corporation shall be permitted to declare and pay dividends on other classes of shares in any year provided it has first declared and paid the dividend to which the holders of First Preferred Shares are entitled under this paragraph in respect of such year and each prior year;

(c)	Fixed Amount. The Fixed Amount in respect of each First Preferred Share shall be $5;

(d)	Redemption Amount. The Redemption Amount for each First Preferred Share shall be the Fixed Amount in respect of that share, plus any accrued and unpaid cumulative dividends in respect of that share;

(e)	Redemption by Corporation. Each First Preferred Share shall be redeemable by the Corporation for its Redemption Amount, in priority to the Non-Participating Shares, in accordance with the Redemption Procedure set out in this schedule;

(f)	Retraction by Holder. Each holder of a First Preferred Share may require that the Corporation redeem that share for its Redemption Amount, in priority to the Non-Participating Shares, in accordance with the Retraction Procedure set out in this schedule; and

(g)	Rights on Dissolution. In the event of a liquidation, dissolution or winding up of the Corporation or other distribution of its assets among shareholders for the purpose of winding up its affairs, the holders of First Preferred Shares shall be entitled to receive, in priority to the Common Shares and the Non-Participating Shares, an amount equal to the Redemption Amount in respect of each First Preferred Share held. The holders of First Preferred Shares shall not be entitled to share any further in a distribution of the profits, property or assets of the Corporation.

4.             NON-PARTICIPATING SHARES

Subject to the rights of any class of shares expressed to rank prior to them, the Non-Participating Shares shall have the following rights, privileges, restrictions and conditions:

(a)	Voting. The holders of Non-Participating Shares shall be entitled to one vote per share at all meetings of shareholders of the Corporation, except a meeting at which only holders of a specified class of shares are entitled to vote;

(b)	Non-Participating. The Non-Participating Shares shall not confer any right to participate in the property, assets or profits of the Corporation, other than a payment of the Redemption Amount in respect of such shares as provided in this section, and, without limiting the generality of the foregoing, the holders of the Non-Participating Shares shall not be entitled to receive any dividend declared by the Corporation;

(c)	Redemption Amount. If there were no Non-Participating Shares then outstanding immediately before an issuance of Non-Participating Shares, the board of directors shall determine the fair market value of the consideration received by the Corporation for the shares and such amount, when divided by the number of Non-Participating Shares issued, shall be the Redemption Amount for each Non-Participating Share. In determining the fair market value of the consideration for which such shares are issued the board of directors shall act in good faith and may act on whatever advice or evidence it deems necessary or advisable and shall evidence its determination by resolution;

(d)	Redemption by Corporation. Each Non-Participating Share shall be redeemable by the Corporation for its Redemption Amount in accordance with the Redemption Procedure set out in this schedule;

(e)	Retraction by Holder. Each holder of a Non-Participating Share may require that the Corporation redeem that share for its Redemption Amount in accordance with the Retraction Procedure set out in this schedule; and

(f)	Rights on Dissolution. In the event of a liquidation, dissolution or winding up of the Corporation or other distribution of property of the Corporation among shareholders for the purpose of winding up its affairs, the holders of Non-Participating Shares shall be entitled to receive, in priority to the Common Shares, an amount equal to the Redemption Amount in respect of each Non-Participating Share. The holders of Non-Participating Shares shall not be entitled to share any further in a distribution of the property or assets of the Corporation.

5.             REDEMPTION PROCEDURE

This section is applicable to any shares (in this section referred to as “Shares”) that are expressed to be subject to the Redemption Procedure:

(a)	Authorization by Resolution of Directors. Any Shares may, at any time and from time to time, be redeemed by the Corporation on the date fixed by resolution of the board of directors for an amount equal to the Redemption Amount,

(b)	Notice of Redemption. The Corporation shall mail or deliver to each holder of Shares to be redeemed, at least twenty days before the date specified for redemption, a written notice stating the Redemption Amount of such Shares, the number of shares to be redeemed and the date on which the redemption is to take place. The notice shall be mailed or delivered to each shareholder’s address as it appears on the Corporation’s books and if a shareholder’s address does not appear in the Corporation’s books, to the last known address of such shareholder. Accidental failure to give notice to one or more such holders shall not affect the validity of redemption;

(c)	Method of Redemption. On or after the date specified for redemption the Corporation shall pay the Redemption Amount to the holders of the Shares to be redeemed upon presentation and surrender at the head office of the Corporation, or another place designated in the notice, of certificates representing the Shares. Such Shares shall thereupon be cancelled. If only some of the Shares represented by a certificate are redeemed, a new certificate for the balance shall be issued at the Corporation's expense;

(d)	Effect of Redemption. From the date specified in the written notice, the Shares called for redemption shall cease to be entitled to dividends and the holders thereof shall not be entitled to exercise any of the rights of shareholders in respect therefore unless payment of the Redemption Amount is not made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall be unaffected from and after the date of such presentation and non-payment; and

(e)	Right to Deposit Certificates. The Corporation shall have the right, at any time after mailing or delivering notice of its intention to redeem any Shares, to deposit the Redemption Amount for the Shares called for redemption into a special account in any chartered bank or trust company in Canada named in such notice. The amount deposited shall be paid without interest to the holder of Shares called for redemption on presentation and surrender to such bank or trust company of the certificates representing the Shares. Upon such deposit being made the Shares in respect of which a deposit has been made shall be deemed to have been redeemed and the rights of the holders thereof after such deposit shall be limited to receiving, without interest, the Redemption Amount deposited against presentation and surrender of the certificates held by them.

6.             RETRACTION PROCEDURE

This section is applicable to any shares (in this section referred to as “Shares”) that are expressed to be subject to the Retraction Procedure:

(a)	Right of Holder to Demand Redemption. Each holder of Shares may at any time demand that the Corporation redeem all or any part of the Shares held by the holder by payment to the holder of the Redemption Amount for each share tendered for redemption;

(b)	Form of Redemption Demand. A demand for redemption shall be made in writing, signed by the holder demanding redemption and shall be delivered or mailed to the Corporation's registered office;

(c)	Notice to Other Shareholders. Forthwith upon receipt of a demand for redemption, the Corporation shall deliver or mail a copy thereof to all other holders of Shares and such copy shall be deemed to have been received on the day of delivery, if delivered, and on the fifth business day following the day of mailing, if mailed;

(d)	Time for Redemption. Subject to the Business Corporations Act, if there is only one holder of Shares the Corporation shall redeem the Shares referred to in the holder's demand forthwith upon receipt thereof and, if there is more than one such holder, then on the 30th day following the last date of delivery or mailing of notices to other shareholders, the Corporation shall redeem all Shares in respect of which it has then received demands for redemption, provided that if the assets of the Corporation are not sufficient to redeem all of those shares the redemption shall be made pro rata in proportion to the number specified in the demands received on or before that 30th day. If this procedure results in leaving a fractional part of a Share outstanding, such fractional part shall also be redeemed or purchased by the Corporation; and

(e)	Holder Must Tender Certificate. The Corporation shall be obligated to pay the Redemption Amount in respect of a Share only upon tender to the Corporation at its registered office, or such other place as is designated by the Corporation, of the certificate for such Share endorsed for transfer to the Corporation.